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Exhibit 99.1

At Equity Marketing, Inc.:	At FRB/Weber Shandwick:
Larry Madden	Tony Rossi	Lisa Mueller
Chief Financial Officer	Investor Relations	Investor Relations
(323) 932-4315	(310) 407-6563	(310) 407-6554

For Immediate Release

EQUITY MARKETING REPORTS FIRST QUARTER RESULTS
Company Records Second Highest First Quarter Revenue in its History

        LOS ANGELES, April 22, 2002—Equity Marketing, Inc. (Nasdaq: EMAK) today announced its financial results for the first quarter ended March 31, 2002.

        "We achieved a 29% year-over-year increase in revenue during the first quarter, which is a good indication that our efforts to position the company for strong growth in 2002 are paying off," said Equity Marketing Chairman and Chief Executive Officer Don Kurz. "Both our Marketing Services and Consumer Products divisions performed well in the quarter, given the tough economic environment, and our Logistix subsidiary continued to meet or slightly exceed our expectations. With good momentum in the Marketing Services business, strong sales of our Consumer Products, and the contribution of Logistix, we are also making good progress in our revenue diversification efforts, which is an important strategic priority for the Company."

First Quarter Financial Highlights

  •
  Revenues were $36.1 million, compared with $28.0 million in the same period in 2001. This was the second highest first quarter revenue in the Company's history.

  •
  Marketing Services revenue for the quarter represented 82.9% of total revenue, while Consumer Products revenue represented 17.1% of total revenue.

  •
  Gross profit was 25.5% in the first quarter of 2002 as compared to 29.2% in the prior year.

  •
  Overall operating expenses were $8.4 million, or 23.1% of revenue, compared with $7.4 million, or 26.6% of revenue, in the prior year.

  •
  Income from operations increased 15% to $0.9 million from $0.7 million in 2001.

  •
  Earnings before other income, taxes, depreciation and amortization ("EBITDA") was $1.3 million, consistent with the $1.3 million recorded in the same period in 2001.

  •
  Net income in the first quarter of 2002 was $0.7 million, or $0.05 per diluted share, compared with net income of $0.9 million, or $0.09 per diluted share, in the same period in 2001.

  •
  Results for the first quarter of 2001 exclude the company's Logistix subsidiary, which was acquired in July 2001.

        "Our first quarter revenue came in at the low end of our expected range," said Mr. Kurz. "This was largely a timing issue, as we had a number of shipments that we expected to make in the last two weeks of March that were ultimately delayed per client requests until the beginning of the second quarter. All of these shipments were completed during the first week of April.

        "While our revenue growth was strong in the first quarter, our year-over-year earnings per share comparison was negatively impacted by a number of factors. Our overall gross margin was lower this year primarily due to margin pressure in our Marketing Services business as a result of very tight program schedules, which increased product, shipping and tooling costs. We expect this margin pressure to continue in the second quarter before improving in the second half of the year. Our earnings per share in the first quarter was also negatively impacted by significantly lower net interest income this year. Due to lower interest rates and a lower cash balance relative to the first quarter of 2001, our net interest income declined by $0.7 million this year, which equates to approximately $0.08 per share.

        "These factors were partially offset by the continued aggressive management of our cost structure, which resulted in operating expenses as a percentage of sales declining by approximately 13%. We also benefited from a lower effective tax rate during the quarter resulting from an increased percentage of our earnings being generated in foreign markets with more favorable tax rates," said Mr. Kurz.

Stock Repurchase Update

        On August 2, 2001, the company announced that its board of directors authorized the expenditure of up to $10 million over 12 months to repurchase shares of the company's common stock. As of March 31, 2002, the company had spent approximately $5.5 million to purchase 443,736 shares at an average price of $12.29 per share. Since initiating its overall buyback program on July 20, 2000, the company has spent a total of $11.8 million to purchase a total of 968,830 shares at an average price of $12.23 per share.

        "The consistent cash flows generated by the company enable us to continue our share repurchase program, which we feel is an additional avenue for building shareholder value," said Mr. Kurz.

Share Count Update

        In accordance with accounting principles generally accepted in the United States, based on the level of net income for the first quarter of 2002, the calculation of diluted earnings per share excludes the impact of the assumed conversion of preferred stock and includes the preferred stock dividend.

        In subsequent periods, the company expects its diluted weighted average shares outstanding for the purposes of computing earnings per share to be the following (based on its projections):

Second Quarter 2002:	5.9 million shares
Third Quarter 2002:	7.6 million shares
Fourth Quarter 2002:	7.6 million shares
Full Year 2002:	7.6 million shares

Outlook

        For the second quarter of 2002, the company expects revenues to be between $43 million and $47 million, and diluted earnings per share to range from $0.15 to $0.20. The company continues to expect full year 2002 revenues to be between $200 million and $250 million, and diluted earnings per share to range from $1.00 to $1.50.

        Mr. Kurz commented on the outlook for Equity Marketing: "The remainder of 2002 looks strong for the company, and we expect that we will show significant year-over-year growth in sales and earnings in each quarter.

        "We recently reported in our 10-K that our order backlog stood at more than $106 million on March 19, 2002, an increase of 61% over the comparable period in 2001. This provides the company with good visibility on the rest of the year. Our order backlog is primarily composed of programs in our Marketing Services business, where we continue to win additional business from key clients. We also expect gross margins to rebound in this business line later in the year, which will enable our overall full-year gross margins to show improvement over the first quarter level.

        "We are seeing the pick-up in our Consumer Products division that we anticipated. We received a good initial response to the new Scooby-Doo products we introduced this year, and orders for items related to the upcoming Scooby-Doo movie should be an important contributor to our growth in the second quarter. In addition, this division has been very active in exploring new licensing and marketing opportunities that fit with our strategy, and we believe that we will have a number of significant new agreements to announce this year that will further the long-term growth and stability of this division.

        "Our Logistix subsidiary is on pace to have a record year and we are very pleased with its ability to continue winning new business and expanding its presence into new countries, such as Spain and Germany, that represent exciting growth opportunities. They also executed their first significant business in the U.S. during the first quarter and we are already seeing the expected benefits of this acquisition.

        "We continue to perform thorough due diligence on acquisition candidates and we are pleased with the opportunities we have available. We have never had a better, more focused pipeline of candidates and we are working hard on our analysis to ensure that our next transaction delivers the same type of results we have seen from the Logistix acquisition. M&A remains a key element of our strategy to grow, strengthen and diversify the company, and we continue to have the financial flexibility to act on attractive opportunities.

        "This financial flexibility is provided by an exceptionally strong balance sheet. We ended the first quarter with $27.2 million in cash, cash equivalents and marketable securities, $36.7 million in working capital, a current ratio of 2.2 and no debt.

        "Overall, the first quarter unfolded in line with our expectations and the rest of the year looks promising. We are making good progress in all four areas of our growth strategy: expanding existing relationships in our global Marketing Services business; broadening our global client roster; growing the Consumer Products division in key domestic and international markets; and identifying attractive M&A opportunities. We remain confident that we are on-track to achieve the substantial growth in both revenue and earnings that we have projected for 2002 while strengthening the company's long-term outlook as well," said Mr. Kurz.

First Quarter Conference Call

        The company will host a conference call today at 5:00 p.m. ET/2:00 p.m. PT to discuss its first quarter 2002 financial results and operational highlights. All interested parties may listen to the live call or access a replay of the call via the Internet at www.equity-marketing.com. To listen to the live call, visit the Investor Relations page of the Web site at least 15 minutes prior to download any necessary software.

        To be added to Equity Marketing's investor e-mail lists, please contact Lisa Mueller via e-mail at lmueller@webershandwick.com or via phone at (310) 407-6554.

        Equity Marketing, Inc. is a leading global marketing services company based in Los Angeles, with offices in London, Paris, New York, and Hong Kong. The Company designs and produces custom promotional programs that build sales and brand value for retailers, restaurant chains and consumer goods companies such as Burger King Corporation, Cadbury, The Coca-Cola Company, CVS/pharmacy, Kellogg's, Procter & Gamble and others. The company complements its core Marketing Services business by developing and marketing distinctive consumer products, based on trademarks it owns or classic licensed properties, which are sold through specialty and mass-market retailers. More information about Equity Marketing is available on the company's web site at www.equity-marketing.com.

        Certain expectations and projections regarding the future performance of Equity Marketing, Inc. discussed in this news release are forward-looking and are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company's operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company's actual consolidated results of operations and financial position in 2002 and thereafter to differ significantly from those expressed in forward-looking statements: the Company's dependence on a single customer; the significant quarter-to-quarter variability in the Company's revenues and net income; the Company's dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company's dependence on foreign manufacturers; the Company's need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

FINANCIAL TABLES FOLLOW

Equity Marketing, Inc.
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended March 31 (Unaudited)
	2002	2001
Revenues	$36,115	$28,027
Cost of sales	26,904	19,837

Gross profit	9,211	8,190
Operating expenses:
Salaries, wages and benefits	4,277	3,729
Selling, general and administrative	4,077	3,715

Total operating expenses	8,354	7,444

Income from operations	857	746
Other income	48	779

Income before provision for income taxes	905	1,525
Provision for income taxes	235	610

Net income	$670	$915

Preferred stock dividends	375	375

Net income available to common stockholders	$295	$540

Basic income per share
Earnings per share	$0.05	$0.09

Weighted average shares outstanding	5,708,343	6,106,644

Diluted income per share
Earnings per share	$0.05	$0.09

Weighted average shares outstanding	5,884,044	6,310,608

Equity Marketing, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2002 (Unaudited)	December 31, 2001
ASSETS
Cash and cash equivalents	$19,974	$21,935
Marketable securities	7,200	7,200
Accounts receivable, net	23,072	22,695
Note receivable	1,685	2,183
Inventory	10,262	9,337
Prepaids and other current assets	6,415	4,900

CURRENT ASSETS	68,608	68,250
Fixed assets, net	4,112	4,178
Intangible assets, net	25,104	25,439
Other assets	1,629	1,620

TOTAL ASSETS	$99,453	$99,487

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt	$—	$—
Accounts payable	19,276	22,114
Accrued liabilities	12,634	9,516

CURRENT LIABILITIES	31,910	31,630
Long-term liabilities	2,156	2,335

TOTAL LIABILITIES	34,066	33,965
Mandatory redeemable preferred stock	23,049	23,049
Common stock	—	—
Additional paid-in capital	20,116	20,050
Retained earnings	36,259	35,964
Accumulated other comprehensive income	13	242
Less:		—
Treasury stock	(14,040)	(13,773)
Unearned compensation	(10)	(10)

TOTAL STOCKHOLDERS' EQUITY	42,338	42,473

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$99,453	$99,487

Equity Marketing, Inc.
Reconciliation of Net Income to EBITDA
(In thousands)

	Three Months Ended March 31, (Unaudited)
	2002	2001
Net income	$670	$915
Other income	(48)	(779)
Provision for income taxes	235	610
Depreciation and amortization	397	553

EBITDA	$1,254	$1,299

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EQUITY MARKETING REPORTS FIRST QUARTER RESULTS
FINANCIAL TABLES FOLLOW